EXHIBIT 99.1
                                  FORM OF PROXY


                          AVID SPORTSWEAR & GOLF CORP.
                                834 Ridge Avenue
                         Pittsburgh, Pennsylvania 15212



The undersigned hereby appoints Frank Jakovac, as proxy with full power of substitution, to represent the undersigned and to vote all shares of capital stock of Avid Sportswear & Golf Corp., which the undersigned would be entitled to vote if personally present and voting at the Special Meeting of Shareholders to be held _____________, 2002, or any adjournment thereof, upon all matters coming before the meeting.


1. MERGER AGREEMENT: To approve the Merger Agreement dated __________, 2002, by and among Avid Sportswear & Golf Corp., United Companies Corporation, a Nevada corporation, and Merger Co., Inc., a Nevada corporation and a wholly-owned subsidiary of United Companies Corporation, and the related Articles of Merger which provide for the merger of Avid Sportswear & Golf Corp. with and into Merger Co., Inc. as a result of which Merger Co., Inc. shall be the surviving entity and shall assume all of Avid Sportswear & Golf Corp.'s assets and liabilities. Under the terms of the Merger Agreement, upon consummation of the merger, shares of Avid common stock will be converted into shares of United common stock on a fifty (50) for one (1) basis. In addition, shares of Avid Series A Preferred Stock will be converted into shares of United common stock on an as-converted Avid common stock basis, which means that one (1) share of United common stock shall be issued for the equivalent of fifty (50) shares of Avid common stock.



                    FOR                    AGAINST                ABSTAIN

                    / /                     / /                     / /


2. ARTICLES OF MERGER: To approve the Articles of Merger, to be dated as of the date of the merger of Avid Sportswear & Golf Corp. with and into Merger Co., Inc., pursuant to which the merger will be effected.


                    FOR                    AGAINST                ABSTAIN

                    / /                     / /                     / /


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In his  discretion,  the Proxy is authorized to vote upon such other business as may incidentally and properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for Proposal 1 and Proposal 2.


                                          DATED: _____________________, 2002



                                          ----------------------------------
                                                      Signature


                                          ----------------------------------
                                              Signature if held jointly


                                          Please date,  print and sign your name
                                          above.  When  shares are held by joint
                                          tenants,   both  should   sign.   When
                                          signing  as  attorney,   as  executor,
                                          administrator,  trustee  or  guardian,
                                          please  give full title as such.  If a
                                          corporation,   please   sign  in  full
                                          corporate  name by  President or other
                                          authorized  officer. If a partnership,
                                          please  sign  in  partnership  name by
                                          authorized person.